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                        [HUGHES ELECTRONICS letterhead]




                                                                 Exhibit 10.71.2

February 3, 2003



Mr. Joseph Wright
President and CEO
PanAmSat Corporation
20 Westport Road
Wilton, CT 06897

Dear Joe,

As you know, your August 20, 2001 employment offer letter from Hughes included a provision for a transaction completion bonus of a minimum of $1 million, as an incentive to you to increase the value of PanAmSat to a prospective buyer. On September 27, 2002 I sent you a letter modifying the transaction bonus to be $1.5 million.

I am writing to clarify that when either a Hughes change in control (as defined in the Hughes Electronics Corporation Incentive Plan) or a PanAmSat change in control (as defined in your employment letter) occurs your transaction completion bonus of $1.5 million will be triggered.

This transaction bonus will be payable 50% at the close of the Hughes or the PanAmSat transaction and 50% on the first one-year anniversary of the close of the transaction. Should your employment be involuntarily terminated after the close of the transaction, but before the one-year anniversary for any reason other than for Cause (as defined in your employment letter), the second transaction bonus payment will be accelerated and paid to you within five business days after the effective date of your termination.

Sincerely,



/s/ Jack Shaw
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Jack Shaw